Prospectus Supplement
(To Prospectus Dated January 28, 1998)



                                2,200,000 Shares

                                    Citicorp

                                  Common Stock


         Deutsche Bank AG, London Branch (the "Selling Stockholder") is offering up to 2,200,000 shares (the "Shares") of Citicorp's common stock, par value $1.00 per share (the "Common Stock"). Sales of the Shares will be made from time to time at prevailing prices on the New York Stock Exchange.

         The Shares have been or will be acquired by the Selling Stockholder in connection with a forward equity purchase agreement (the "Forward Agreement") with Citicorp, and are being sold in connection with the termination of the Forward Agreement. All of the Shares are being offered for the account of the Selling Stockholder. Citicorp will not receive any of the proceeds of the offering.

         The Selling Stockholder and its affiliates may acquire, hold or sell additional shares of Common Stock, for their own account or for the account of customers, in the course of securities trading and other business activities unrelated to the acquisition or the offer and sale of the Shares.

         The date of this Prospectus Supplement is May 14, 1998.